Exhibit 99.2
For immediate release
Contact:
Tom Colvin, Investor Relations, 913-661-1530
Ferrellgas Partners, L.P. Announces Pricing of Common Units
OVERLAND PARK, Kan., February 3, 2009 — Ferrellgas Partners, L.P. (NYSE: FGP) today announced that it has priced an offering of 4,500,000 common units representing limited partner interests. Ferrellgas Partners, L.P. has also granted the underwriters an option to purchase up to an additional 675,000 common units to cover over-allotments, if any. The offering is expected to close on February 6, 2009, subject to customary closing conditions. The common units will be issued pursuant to a prospectus supplement to the prospectus filed as a part of Ferrellgas Partners, L.P.’s effective shelf registration statement on Form S-3 (File No. 333-132337).
Ferrellgas Partners, L.P. intends to use the net proceeds from the offering and the related capital contribution made to it by its general partner to repay borrowings under the unsecured credit facility of its subsidiary, Ferrellgas, L.P.
UBS Investment Bank, Barclays Capital and Wachovia Securities are acting as joint book-running managers of the offering and J.P. Morgan is acting as the co-manager of the offering. A copy of the prospectus supplement and base prospectus relating to the offering may be obtained from the following addresses:
UBS Investment Bank
Attn: Prospectus Department
299 Park Avenue
New York, New York 10171
Telephone: 888-827-7275
Barclays Capital
c/o Broadridge
Integrated Distribution Services
1155 Long Island Avenue
Edgewood, New York 11717
Email: Barclaysprospectus@broadridge.com
Telephone: 888-603-5847
Wachovia Securities
Attn: Equity Syndicate Dept.
375 Park Avenue
New York, New York 10152
Email: equity.syndicate@wachovia.com
Telephone: 800-326-5897
J.P. Morgan
Attn: Prospectus Library
4 Chase Metrotech Center, CS Level
Brooklyn, New York 11245
Telephone: 718-242-8002

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only through the prospectus supplement and accompanying base prospectus, which is part of Ferrellgas Partners, L.P.’s effective shelf registration statement on Form S-3 (File No. 333-132337).
About Ferrellgas Partners, L.P.
Ferrellgas Partners, L.P. is a leading distributor of propane and related equipment and supplies to customers primarily in the United States.
This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include the Company’s plans to complete a public offering of 4,500,000 common units representing limited partner interests. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including market conditions, operational developments with respect to the Company and other factors detailed in the Company’s filings with the Securities and Exchange Commission.